Exhibit 99.1

Enterprise Products Partners L.P.

P.O. Box 4324
Houston, TX 77210

(713) 381-6500

Enterprise Reports Results for Third Quarter 2007

Houston, Texas (Thursday, October 25, 2007) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced its financial results for the three and nine months ended September 30, 2007. The partnership reported net income of $118 million, or $0.20 per unit on a fully diluted basis, for the third quarter of 2007 compared to net income of $208 million, or $0.43 per unit on a fully diluted basis, for the third quarter of 2006. The $90 million decrease in net income between the two periods is primarily attributable to a $48 million decrease in proceeds from business interruption insurance claims, a $21 million increase in depreciation expense on newly constructed and acquired assets and a $22 million increase in interest expense due largely from an increase in debt to fund the partnership’s capital expenditure program. In addition, net income for the third quarter of 2007 was adversely impacted by approximately $21 million, or $0.05 per unit, due to certain factors, including lower natural gas liquid (“NGL”) import volumes, costs associated with start-up delays at certain newly constructed facilities and the write-off of conversion costs associated with an NGL storage cavern. The third quarter of last year included charges to income of $14 million, or $0.03 per unit, for the non-cash impairment of certain offshore assets and replacement of cushion gas at the Wilson natural gas storage facility.

Distributable cash flow was $223 million in the third quarter of 2007 compared to $302 million in the third quarter of 2006. Distributable cash flow for the third quarter of 2006 included $50 million of cash proceeds from business interruption insurance claims. On October 16, 2007, the board of directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.49 per unit with respect to the third quarter of 2007. This represents a 6.5 percent increase over the $0.46 per unit rate that was paid with respect to the third quarter of 2006. Distributable cash flow for the third quarter of 2007 provided 0.9 times coverage of the cash distribution to be paid to the limited partners. For the nine months ended September 30, 2007, distributable cash flow was $739 million compared to $738 million for the same period of 2006. Distributable cash flow for the first nine months of 2007 provided 1.0 times coverage of cash distributions paid with respect to this period. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

“Enterprise recorded another solid operational performance in the third quarter of 2007, said Michael A. Creel, president and chief executive officer of Enterprise. “Each of our segments posted strong operating results driven by a resilient economy and the demand for energy. Our integrated network of midstream energy assets transported approximately 1.8 million barrels per day of natural gas liquids, petrochemicals and crude oil and a record 7.9 trillion Btus per day of natural gas.

“The third quarter was a transitional quarter for Enterprise as we were in the late stages of completing construction and beginning operations for $2.1 billion of new assets in five states and the deepwater Gulf of Mexico that should provide substantial new sources of cash flow for our partnership. During the quarter, we commenced operations at the Independence Hub and Trail, Mont Belvieu propylene fractionator, Hobbs NGL fractionator, Mid-America’s Rocky Mountain NGL pipeline expansion and Jonah natural gas gathering expansion.

Our financial performance for the quarter however was impacted by depreciation and interest expense associated with our investments in newly constructed assets that are operational, but not fully ramped up in terms of volume and generating cash flow. We also incurred start up expenses associated with several of our new facilities, including delays in starting our Hobbs NGL fractionator and Meeker natural gas processing plant. Taking these factors and the difference in recoveries from business interruption insurance into account, the third quarter of 2007 compares quite favorably with the third quarter of 2006, which continues to be the record quarter for Enterprise for most of our financial and operational measures,” stated Creel.

“The pace of producers in connecting their anchor fields and ramping up production into the Independence Hub platform and Trail pipeline is exceeding our expectations. Current natural gas volumes are approximately 640 million cubic feet per day with producers expecting throughput to reach or be near the maximum capacity of 1 billion cubic feet per day by year end. Our confidence in this project was further confirmed after the October MMS lease sale when producers invested over $360 million to acquire exploration rights to 80 offshore blocks that are within a 50-mile radius of the Independence Hub and Trail,” added Creel.

Revenue for the third quarter of 2007 increased to $4.1 billion from $3.9 billion in the third quarter of 2006. Gross operating margin was $364 million for the third quarter of this year compared to $400 million for the third quarter of 2006. Operating income was $211 million for the third quarter of 2007 versus $274 million in the same quarter last year. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2007 was $341 million compared to $389 million for the third quarter of 2006. The principal cause for the decrease in gross operating margin, operating income and EBITDA for the third quarter of this year from the third quarter of 2006 was the $50 million of proceeds from business interruption insurance claims received in the third quarter of last year. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.

Review of Segment Performance

NGL Pipelines & Services – Gross operating margin for the NGL Pipeline and Services segment was $190 million for the third quarter of 2007 compared to $232 million for the same quarter of 2006 including proceeds from business interruption insurance claims in the third quarters of 2007 and 2006 of approximately $2 million and $30 million, respectively.

Enterprise’s natural gas processing business recorded gross operating margin of $96 million for the third quarter of 2007 versus $108 million in the third quarter of 2006, excluding recoveries from business interruption insurance in both periods. Enterprise’s South Louisiana, Chaco and Carlsbad natural gas processing plants generated a $9 million increase in gross operating margin which was more than offset by a decrease in gross operating margin caused by a decline in NGL marketing volumes due in part to lower propane import activity, natural gas hedging expenses and start-up costs caused by the delay in beginning operations at the Meeker natural gas processing facility.

Equity NGL production, which are NGLs that Enterprise earns and takes title to as a result of providing processing services, decreased slightly to 64 thousand barrels per day (“MBPD”) for the third quarter of 2007 from 67 MBPD for the same quarter last year. Natural gas volumes processed under fee-based contracts increased to 2.3 billion cubic feet per day (“Bcf/d”) this quarter from 2.2 Bcf/d in the third quarter of last year.

Gross operating margin from the partnership’s NGL pipeline and storage business increased 25 percent to $71 million in the third quarter of this year from $57 million in the third quarter of 2006, excluding recoveries from business interruption insurance. This increase was primarily attributable to a $10 million improvement in gross operating margin from the Mid-America and Seminole NGL pipelines on a 45 MBPD, or a 5 percent, increase in transportation volumes. An $8 million increase in the gross operating margin from the DEP South Texas, Lou-Tex, Dixie and Louisiana NGL pipelines was offset by a $10 million decrease in gross operating margin from lower import activity at the partnership’s import/export terminal and related Channel NGL pipeline as European markets offered higher prices than those in the United States.

Volumes associated with the NGL pipeline and storage business for the third quarter of 2007 declined to 1,575 MBPD from 1,706 MBPD for the third quarter of last year. Volume increases on the Mid-America, Seminole, DEP South Texas and Dixie NGL pipelines were more than offset by a 260 MBPD decrease in volumes for Enterprise’s import/export terminal and Channel NGL pipeline.

Gross operating margin from Enterprises’ NGL fractionation business was $21 million in the third quarter of 2007 versus $37 million reported in the third quarter of last year, excluding recoveries from business interruption insurance. A decrease in measurement gains, a 10 percent decrease in fractionation volumes at the partnership’s Norco fractionator and start-up expenses for the Hobbs fractionator were the primary reasons for the decrease from the third quarter of last year. Overall NGL fractionation volumes for the third quarter of this year increased 9 percent to 371 MBPD from 341

MBPD recorded in the third quarter of last year. The Hobbs fractionator accounted for 22 MBPD of this volume increase.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines and Services segment reported gross operating margin of $75 million in the third quarter of 2007 compared to $77 million in the third quarter of 2006.

The partnership’s onshore natural gas pipeline business generated gross operating margin of $68 million in the third quarter of this year versus $76 million for the third quarter of 2006.

Increases in gross operating margin totaling $4 million from the addition of the Piceance Creek pipeline, acquired in December 2006, and the Jonah gathering system, in which we earned an approximate 20 percent interest beginning in August 2007, were more than offset by a decrease in gross operating margin totaling $10 million due to lower volumes and revenues on the San Juan system, an increase in pipeline integrity and operating expenses on the Texas Intrastate pipeline system and lower sales margins on the Acadian and Carlsbad systems.

Onshore natural gas transportation volumes increased 9 percent to 6.6 trillion British thermal units per day (“TBtud”) for the third quarter of this year from 6.0 TBtud in the third quarter last year. The Piceance Creek gathering system and our net share of volumes from the Jonah gathering system accounted for 0.8 TBtud during the third quarter of 2007.

During the third quarter of 2007, gross operating margin from the partnership’s natural gas storage business increased $7 million over the same quarter last year. Gross operating margin in the third quarter of 2006 included a $7 million charge for the replacement of cushion gas at the partnership’s Wilson natural gas storage facility in Texas, which was undergoing repairs. Of the three storage wells at the Wilson facility that were taken out of service in the second quarter of 2006, one well resumed limited operations in October 2007 and the remaining two storage wells are expected to resume limited commercial operations later in the fourth quarter of 2007 with a return to full service in time for the injection season that begins in the second quarter of 2008.

“We are looking forward to the Wilson facility’s return to full commercial service and profitability. Since the second quarter of 2006, when the facility was essentially taken out of service, repairs to the Wilson facility have lowered the gross operating margin for our natural gas storage business by approximately $27 million,” added Creel.

Gross operating margin for the third quarter of 2007 included a $2.4 million charge for the write-off of accumulated conversion costs related to a cavern at the Petal storage facility in Mississippi that was deemed unsuitable to convert from NGL to natural gas storage service.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines and Services segment increased 24 percent to $47 million in the third quarter of 2007 from $38 million in the third quarter of 2006. Gross operating margin for the third quarter of 2007 and 2006 included recoveries from business interruption insurance claims of approximately $0.2 million and $20 million, respectively.

The offshore platform service business reported gross operating margin of $29 million for the third quarter of 2007, an increase of $20 million from $9 million reported in the third quarter of 2006, excluding recoveries from business interruption insurance. The Independence Hub Platform, which became operational in March 2007, generated $16 million of this increase from fixed and volumetric revenues earned on average natural gas throughput during the third quarter of 124 MMcf/d. Offshore platform natural gas and crude oil processing volumes for the third quarter of 2007 increased by 79 percent and 100 percent, respectively, from the same quarter of 2006.

Gross operating margin from Enterprise’s offshore natural gas pipeline business increased to $9 million in the third quarter of 2007 from $1 million in the third quarter of last year, excluding recoveries from business interruption insurance. This increase was principally due to a (a) $7 million non-cash asset impairment charge in third quarter 2006 associated with Enterprise’s investment in Neptune Pipeline Company; (b) $5 million from higher revenues on the High Island Offshore System as a result of a new tariff that went into effect March 2007; and (c) $3 million from Independence Trail pipeline that began operations in mid-July of this year. These increases were partially offset by lower transportation volumes on the Constitution, Viosca Knoll and Phoenix pipeline systems. Transportation volumes for the offshore natural gas pipeline business were 1.3 TBtud in the third quarter of 2007 compared to 1.6 TBtud in the third quarter of last year.

Enterprise’s offshore oil pipeline business recorded gross operating margin of $9 million for the third quarters of both 2007 and 2006. An increase in equity earnings from Enterprise’s 50 percent ownership interest in the Cameron Highway Oil Pipeline system due to higher volumes and lower interest expense was offset by lower volumes on certain of the partnership’s other offshore oil pipelines.

Petrochemical Services – Gross operating margin for the Petrochemical Services segment was $51 million in the third quarter of 2007 compared to $52 million in the third quarter of 2006.

Enterprise’s butane isomerization business reported a 53 percent, or $10 million, increase in gross operating margin to $29 million in the third quarter of 2007 from $19 million in the third quarter of 2006. This improvement was primarily attributable to a 17 percent increase in volumes to 96 MBPD in the third quarter of this year versus 82 MBPD in the third quarter of 2006.

The partnership’s propylene fractionation and petrochemical pipeline business earned $14 million of gross operating margin during the third quarter of 2007 versus $15 million in the same quarter of 2006. Propylene fractionation volumes increased to 59 MBPD for the third quarter of 2007 from 57 MBPD in the third quarter of 2006. Petrochemical pipeline transportation volumes increased 7 percent to 108 MBPD during the third quarter of this year compared to 101 MBPD in the third quarter of 2006.

Enterprise’s octane enhancement business reported gross operating margin of $9 million in the third quarter of 2007 compared to $18 million in the third quarter of 2006. The decrease in gross operating margin was due primarily to a decrease in sales margins for isooctane and an increase in repair and maintenance expenses associated with turnaround costs. Octane enhancement production was 11 MBPD for the third quarters of both 2007 and 2006.

Capitalization – Total debt principal outstanding at September 30, 2007 was approximately $6.8 billion, including $1.25 billion of junior subordinated notes to which the debt rating agencies ascribe, on average, approximately 58 percent equity content. Enterprise’s consolidated debt also included $215 million of debt of Duncan Energy Partners L.P. (“DEP”) for which Enterprise does not have the payment obligation. Enterprise had total liquidity of approximately $1.2 billion at September 30, 2007, which includes availability under the partnership’s $1.25 billion credit facility and unrestricted cash.

Total capital spending in the third quarter of 2007, net of contributions in aid of construction, was approximately $575 million. This includes $47 million of sustaining capital expenditures and $24 million of investments in unconsolidated affiliates.

Interest expense for the third quarter of 2007 was $85 million on an average debt balance of $6.6 billion compared to interest expense of $63 million in the third quarter of last year which had an average debt balance of $5.0 billion. The increase in the average debt balance for the two periods is principally due to funding the partnership’s capital investment program over the past year.

Today, Enterprise will host a conference call to discuss third quarter earnings. The call will be broadcast live over the Internet at 8:30 a.m. Central Daylight Time and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative costs. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.

EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization and accretion expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the

EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amount to earnings; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger; (9) minority interest expense associated with the public unitholders of DEP less related distribution to be paid to such holders with respect to the period of calculation; and (10) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships with an enterprise value of approximately $20 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and

petrochemical pipeline and services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE), which has an enterprise value of approximately $7 billion. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of our debt level on its future financial and operating flexibility;
•	a reduction in demand for our products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by our facilities;
•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;
•	terrorist attacks aimed at our facilities; and
•	the failure to successfully integrate our operations with companies we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.epplp.com
Rick Rainey, Media Relations, (713) 381-3635

###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statement of Consolidated Operations - UNAUDITED
For the Three and Nine Months Ended September 30, 2007 and 2006
($ in 000s, except per unit amounts)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenue	$ 4,111,996	$ 3,872,525	$ 11,647,656	$ 10,640,452
Costs and expenses:
Operating costs and expenses	3,896,411	3,584,783	10,981,562	9,955,231
General and administrative costs	18,715	15,823	66,706	45,798
Total costs and expenses	3,915,126	3,600,606	11,048,268	10,001,029
Equity in income of unconsolidated affiliates	13,960	2,265	13,928	14,306
Operating income	210,830	274,184	613,316	653,729
Other income (expense):
Interest expense	(85,075)	(62,793)	(219,708)	(177,203)
Other, net	1,706	2,136	6,381	7,498
Total other expense	(83,369)	(60,657)	(213,327)	(169,705)
Income before provision for income taxes, cumulative effect
of change in accounting principle and minority interest	127,461	213,527	399,989	484,024
Provision for income taxes	(2,073)	(3,285)	(9,001)	(12,449)
Income before minority interest and cumulative effect
of change in accounting principle	125,388	210,242	390,988	471,575
Minority interest	(7,782)	(1,940)	(19,183)	(4,676)
Income before cumulative effect of change in accounting principle	117,606	208,302	371,805	466,899
Cumulative effect of change in accounting principle	--	--	--	1,475
Net income	$ 117,606	$ 208,302	$ 371,805	$ 468,374

Allocation of net income to:
Limited partners	$ 88,408	$ 182,198	$ 286,984	$ 397,759
General partner	$ 29,198	$ 26,104	$ 84,821	$ 70,615
Per unit data (fully diluted):
Net income per unit	$ 0.20	$ 0.43	$ 0.66	$ 0.97
Average LP units outstanding (in 000s)	434,813	420,202	434,074	408,763
Other financial data:
Net cash flows provided by operating activities	$ 385,786	$ 414,699	$ 937,835	$ 986,024
Net cash used in investing activities	$ 652,308	$ 527,451	$ 2,039,495	$ 1,217,238
Net Net cash provided by financing activities	$ 246,303	$ 205,628	$ 1,122,575	$ 306,516
Distributable cash flow	$ 223,310	$ 302,451	$ 738,821	$ 737,713
EBITDA	$ 341,493	$ 388,522	$ 982,165	$ 988,688
Depreciation, amortization and accretion	$ 136,970	$ 114,296	$ 382,083	$ 331,303
Distributions received from unconsolidated affiliates	$ 17,317	$ 6,737	$ 52,343	$ 27,085
Total debt principal outstanding at end of period	$ 6,796,568	$ 4,919,068	$ 6,796,568	$ 4,919,068

Capital spending:
Capital expenditures, net of contributions in aid of
construction costs, for property, plant and equipment	$ 551,300	$ 398,093	$ 1,631,993	$ 976,671
Cash used for business combinations,
net of cash received	--	144,973	785	144,973
Investments in unconsolidated affiliates	23,893	(11,570)	318,491	100,312
Total	$ 575,193	$ 531,496	$ 1,951,269	$ 1,221,956

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data - UNAUDITED
For the Three and Nine Months Ended September 30, 2007 and 2006
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Gross operating margin by segment:
NGL Pipelines & Services	$ 190,209	$ 232,037	$ 589,708	$ 549,401
Onshore Natural Gas Pipelines & Services	75,424	77,489	235,102	260,943
Offshore Pipelines & Services	46,676	38,364	97,429	76,131
Petrochemical Services	51,412	51,851	139,329	136,413
Total non-GAAP gross operating margin	$ 363,721	$ 399,741	$ 1,061,568	$ 1,022,888
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(133,869)	(112,412)	(374,522)	(325,180)
Operating lease expense paid by EPCO in operating
costs and expenses	(526)	(526)	(1,579)	(1,582)
Gain (loss) on sale of assets in operating costs and expenses	219	3,204	(5,445)	3,401
General and administrative costs	(18,715)	(15,823)	(66,706)	(45,798)
Operating income per GAAP	$ 210,830	$ 274,184	$ 613,316	$ 653,729

Selected operating data:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,575	1,706	1,626	1,579
NGL fractionation volumes (MBPD)	371	341	379	302
Equity NGL production (MBPD)	64	67	67	63
Fee-based natural gas processing (MMcf/d)	2,269	2,237	2,358	2,224
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	6,597	6,049	6,576	6,066
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,271	1,573	1,322	1,524
Crude oil transportation volumes (MBPD)	163	173	164	149
Platform gas processing (MMcf/d)	286	160	295	158
Platform oil processing (MBPD)	24	12	24	12
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	96	82	93	83
Propylene fractionation volumes (MBPD)	59	57	58	55
Octane additive production volumes (MBPD)	11	11	9	8
Petrochemical transportation volumes (MBPD)	108	101	104	94
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	1,846	1,980	1,894	1,822
Natural gas transportation volumes (BBtus/d)	7,868	7,622	7,898	7,590
Equivalent transportation volumes (MBPD) (1)	3,917	3,986	3,972	3,819

(1)				Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Nine Months Ended September 30, 2007 and 2006
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Reconciliation of non-GAAP "Distributable cash flow" to GAAP "Net income" and GAAP "Net cash flows provided by operating activities"
Net income	$ 117,606	$ 208,302	$ 371,805	$ 468,374
Adjustments to derive Distributable cash flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	231	154	432	641
Depreciation, amortization and accretion in costs and expenses	136,739	114,142	381,651	330,662
Operating lease expense paid by EPCO	526	526	1,579	1,582
Deferred income tax expense	1,454	3,198	5,542	12,378
Monetization of forward-starting interest rate swaps	6,626	--	48,895	--
Amortization of net gain from forward-starting interest rate swaps	(1,172)	(945)	(3,193)	(2,805)
Cumulative effect of change in accounting principle	--	--	--	(1,475)
Equity in income of unconsolidated affiliates	(13,960)	(2,265)	(13,928)	(14,306)
Distributions received from unconsolidated affiliates	17,317	6,737	52,343	27,085
(Gain) loss on sale of assets	(219)	(3,204)	5,445	(3,401)
Proceeds from sale of assets	918	2,787	1,933	3,043
Sustaining capital expenditures	(46,681)	(30,743)	(119,792)	(95,274)
Changes in fair market value of financial instruments	3,813	12	3,511	(41)
Minority interest expense – DEP public unitholders	3,242	--	9,356	--
Distribution to be paid to DEP public unitholders with respect to period	(6,130)	--	(15,758)	--
El Paso transition support payments	3,000	3,750	9,000	11,250
Distributable cash flow	223,310	302,451	738,821	737,713
Adjustments to Distributable cash flow to derive Net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Monetization of forward-starting interest rate swaps	(6,626)	--	(48,895)	--
Amortization of net gain from forward-starting interest rate swaps	1,172	945	3,193	2,805
Proceeds from sale of assets	(918)	(2,787)	(1,933)	(3,043)
Sustaining capital expenditures	46,681	30,743	119,792	95,274
El Paso transition support payments	(3,000)	(3,750)	(9,000)	(11,250)
Minority interest	7,782	1,940	19,183	4,676
Minority interest expense – DEP public unitholders	(3,242)	--	(9,356)	--
Distribution to be paid to DEP public unitholders with respect to period	6,130	--	15,758	--
Net effect of changes in operating accounts	114,497	85,157	110,272	159,849
Net cash flows provided by operating activities	$ 385,786	$ 414,699	$ 937,835	$ 986,024

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three and Nine Months Ended September 30, 2007 and 2006
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Reconciliation of non-GAAP "EBITDA" to GAAP "Net income" and
GAAP "Net cash flows provided by operating activities"
Net income	$ 117,606	$ 208,302	$ 371,805	$ 468,374
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	85,075	62,793	219,708	177,203
Provision for income taxes	2,073	3,285	9,001	12,449
Depreciation, amortization and accretion in costs and expenses	136,739	114,142	381,651	330,662
EBITDA	341,493	388,522	982,165	988,688
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(85,075)	(62,793)	(219,708)	(177,203)
Provision for income taxes	(2,073)	(3,285)	(9,001)	(12,449)
Cumulative effect of change in accounting principle	--	--	--	(1,475)
Equity in income of unconsolidated affiliates	(13,960)	(2,265)	(13,928)	(14,306)
Amortization in interest expense	231	154	432	641
Deferred income tax expense	1,454	3,198	5,542	12,378
Distributions received from unconsolidated affiliates	17,317	6,737	52,343	27,085
Operating lease expense paid by EPCO	526	526	1,579	1,582
Minority interest	7,782	1,940	19,183	4,676
(Gain) loss on sale of assets	(219)	(3,204)	5,445	(3,401)
Changes in fair market value of financial instruments	3,813	12	3,511	(41)
Net effect of changes in operating accounts	114,497	85,157	110,272	159,849
Net cash flows provided by operating activities	$ 385,786	$ 414,699	$ 937,835	$ 986,024